Exhibit 99.1    Press Release

Camden National Corporation Announces First Quarter 2003 Results

April 29, 2003, Camden, Maine: Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (AMEX: CAC) today announced that net income for the first quarter of 2003 was $4.3 million, or $0.54 per diluted share. This compares to earnings of $3.6 million, or $0.44 per diluted share recorded for the first quarter of 2002. After adjusting for the effect of the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” and the resulting after-tax write-down of $449,000 recorded during last year’s first quarter, net income and earnings per diluted share were up 6.5% and 8.0%, respectively, for the current reporting period.

“Faced with a myriad of challenges brought on by continued uncertainty in our regional economy, the constraining effects of a balky stock market and narrowing spreads resulting from a record low interest rate environment, the Company was able to meet its growth objectives in the first quarter while further strengthening its risk management profile,” noted Daigle.

Total assets were $1.3 billion at March 31, 2003, a 15.0% increase from a year ago. Total loans were $855.4 million at March 31, 2003, up 14.2% from $748.9 million at March 31, 2002. Deposits totaled $835.3 million at March 31, 2003, an increase of 8.8% over quarter-end levels a year ago.

Total shareholders’ equity at March 31, 2003 was $120.7 million, which resulted in a total risk-based capital ratio of 13.65%. This compares favorably to the 10.0% minimum required by the Federal Reserve Bank to be considered a well-capitalized bank holding company. Asset quality indicators improved during the time period as non-performing loans, as a percentage of total loans, were 0.85% at March 31, 2003, an improvement from 0.97% at March 31, 2002.

The Company reported that it repurchased 29,130 common shares at an average price of $22.59 per share during the first three months of 2003, and it declared a dividend of $0.17 per share, which resulted in a pay out of 31.5% of first quarter net income.

Daigle concluded the earnings announcement by stating, “Our focus and strategy is simple: we want to build long-term, sustainable shareholder value by delivering the best customer service experience at each of our subsidiaries. This means we will maintain more than adequate capital so we can make prudent, yet opportunistic, investments in products, services, technology and people to ensure that our customers and shareholders are well served over time.”

Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Mid-coast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor’s Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-

service community bank with 16 offices serving Central, Eastern and Western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “assume”, “will”, “should”, and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company’s competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Camden National Corporation

(In thousands, except per share data)

	March 31, 2003	March 31, 2002	December 31, 2002
Balance Sheet Data
Assets	$1,276,293	$1,109,507	$1,218,419
Loans	855,377	748,895	808,882
Allowance for Loan Losses	15,647	13,422	15,242
Investments	328,552	271,762	314,775
Deposits	835,274	767,427	850,134
Borrowings	308,620	225,375	238,861
Shareholders’ Equity	120,657	105,797	118,828
Tier 1 Leverage Capital Ratio	8.39%	8.58%	8.73%
Tier 1 Risk-based Capital Ratio	12.40%	12.61%	12.56%
Total Risk-based Capital Ratio	13.65%	13.87%	13.81%
Allowance for loan losses to total loans	1.83%	1.79%	1.88%
Non-performing loans to total loans	0.85%	0.97%	1.03%
Return on Average Equity	14.67%	13.78%	15.38%

	Three Months Ended
	03/31/2003	03/31/2002
Income Statement Data
Interest Income	$18,136	$18,348
Interest Expense	6,046	6,545

Net Interest Income	12,090	11,803
Provision for Loan Losses	420	647

Net Interest Income after Provision for Loan Losses	11,670	11,156
Non-interest Income	2,389	2,932
Non-interest Expense	7,602	8,024

Income before Income Taxes and Cumulative Effect of Accounting Change	6,457	6,064
Income Taxes	2,132	2,004

Income before Cumulative Effect of Accounting Change	4,325	4,060
Cumulative Effect of Change in Acccounting for Goodwill, net of Tax Benefit of $241	—	449

Net Income	$4,325	$3,611

Efficiency ratio	52.50%	54.46%
Net income per share before Cumulative Effect of Accounting Change	$0.54	$0.50
Cumulative Effect of Change in Accounting for Goodwill, net	—	(0.06)

Net income per share	$0.54	$0.44
Net income per diluted share before Cumulative Effect of Accounting Change	$0.54	$0.50
Cumulative Effect of Change in Accounting for Goodwill, net	—	(0.06)

Net income per diluted share	$0.54	$0.44
Weighted average shares outstanding	8,027,042	8,057,781